Exhibit 99.1
Caliber Commences LINK Staking to Support Chainlink Node Program

First Nasdaq-listed Digital Asset Treasury (DAT) concentrated on Chainlink’s LINK token to support Chainlink node operators as part of its token yield generation strategy

SCOTTSDALE, AZ, Dec. 11, 2025 (GLOBE NEWSWIRE) – Caliber (NASDAQ: CWD), a diversified real estate and digital asset management platform, announced today that it has staked 75,000 LINK tokens directly with a leading Chainlink node operator. This marks the company’s first direct participation in the core infrastructure that secures the Chainlink Network.

The initial 75,000 LINK stake comes from Caliber’s treasury and is used to support the selected node operator to validate data and transactions across the Chainlink Network. In return, Caliber expects to earn an attractive, primarily token-denominated yield on its staked LINK position under current program parameters. Additionally, the LINK tokens always remain in CWD possession and control.

The move is a key milestone in Caliber’s Digital Asset Treasury (DAT) strategy, which is anchored in LINK and designed to give public equity investors transparent, mark-to-market exposure to what Caliber views as the infrastructure rails of digital finance. Rather than simply holding LINK passively, Caliber intends to actively support Chainlink’s growth by supporting node operators and, over time, potentially expanding the portion of its LINK treasury staked.

“This is Caliber committing capital to support the infrastructure that’s going to make the future of money work better,” said Chris Loeffler, Co-Founder and CEO of Caliber. “There is a high level of excitement about tokens but we are committing in a way that can directly benefit our shareholders through yield and long-term appreciation.”

Blockchain is ushering in a new wave of innovation, creating the “internet of value”. Chainlink provides the critical infrastructure layer needed to support this new wave. This infrastructure enables secure, on-chain movement of anything of value (fiat, stocks, bonds, real estate, private equity, art, and more), across both public and private blockchains. Chainlink’s decentralized network of node operators collectively verifies data and transactions, ensuring no single point of failure can corrupt the record.

“The movement of traditional finance on-chain denotes a transformation of the industry as a whole and Caliber is positioned to own the ‘picks and shovels’ enabling this transformation. Staking LINK directly in partnership with node operators lets Caliber participate in the processing fees and economic value of that transformation in a way that individual investors in LINK generally can’t access on their own,” Loeffler added. “Our legacy in private equity for 16 years has been to find misunderstood opportunities, underwrite the cash flows, and then lean in early. In this case, we’re helping secure what we believe is the core routing layer for the modernization of global finance.”

As of the date of this release, the historical cumulative value of transactions involved in the use of Chainlink’s services, also known as transaction value enabled (TVE), was $27 trillion. Caliber expects that, as Chainlink’s network usage grows, and staking matures from test mode into its full production design, institutional partners that can provide meaningful, long-term support will play an increasingly important role in supporting node operators and network security. Today’s announcement positions Caliber as an early participant in that process, with a public-market offering.

About Caliber (CaliberCos Inc.)

Caliber (Nasdaq: CWD) is an alternative investment manager with over $2.7 billion in Managed Assets and a 16-year track record in private equity real estate investing across hospitality, multi-family, and industrial real estate. In 2025, Caliber became the first U.S. public real estate platform to launch a Digital Asset Treasury strategy anchored in Chainlink (LINK). This initiative bridges real and digital asset investing through an equity-funded, disciplined approach that includes staking for yield. Investors can participate via Caliber’s publicly traded equity (Nasdaq: CWD) and private real estate funds.

Forward-Looking Statements

This press release contains “forward-looking statements” that are subject to substantial risks and uncertainties. All statements, other than statements of historical fact, contained in this press release are forward-looking statements. Forward-looking statements contained in this press release may be identified by the use of words such as “anticipate,” “believe,” “contemplate,” “could,” “estimate,” “expect,” “intend,” “seek,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “target,” “aim,” “should,” “will” “would,” or the negative of these words or other similar expressions, although not all forward-looking statements contain these words. Forward-looking statements are based on the Company’s current expectations and are subject to inherent uncertainties, risks and assumptions that are difficult to predict. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. These and other risks and uncertainties are described more fully in the section titled “Risk Factors” in the final prospectus related to the Company’s public offering filed with the SEC and other reports filed with the SEC thereafter. Forward-looking statements contained in this announcement are made as of this date, and the Company undertakes no duty to update such information except as required under applicable law.

CONTACTS:

Caliber Investor Relations:
Ilya Grozovsky
+1 480-214-1915
Ilya@CaliberCo.com

Media Relations:
Phillip Robertson
+1 917-498-4711
probertson@impactpartners.llc